Samaritan Pharma Partners PII HIV Drug to Pharmaplaz; Upfront Payment $10 Million

LAS VEGAS, March 28, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals Inc. (AMEX:LIV - News) a developer of innovative drugs, and Pharmaplaz, Ltd., a private Irish healthcare company, announced today they have a collaboration to develop and commercialize SP-01A, an “oral” HIV entry inhibitor, that has demonstrated safety and efficacy, in Phase II human clinical trials.

Under the terms of the agreement, Samaritan is to receive $10 million upfront in two tranches. The first funding of $1.4 million was received by Samaritan, and a remaining $8.6 million is payable on September 16, 2007. Pharmaplaz will be responsible for clinical development, clinical trial costs and manufacturing. Upon successful commercialization, Samaritan and Pharmaplaz will co-market SP-01A and will share 50-50, in its revenue royalty stream.

Samaritan, in looking at costly Phase III clinical trials, decided to partner its lead HIV drug SP-01A to allow Samaritan’s resources to be allocated to the development of numerous late-stage preclinical programs, with the objective of achieving FDA investigational new drug (IND) status for several drugs.

Samaritan intends to focus its efforts on developing and commercializing its promising blockbuster drugs in order to maximize valuations with potential partnering deals. Samaritan’s current plans include, moving its Alzheimer’s drug SP-233 forward so it can advance its IND application to commence a Phase I clinical trial; and to move ahead with late-stage preclinical trials for its acute-care cardiovascular disease drug, SP-1000 and its “oral” Hepatitis C drug, SP-10.

Dr. Greeson, CEO of Samaritan Pharmaceuticals stated, “Samaritan and Pharmaplaz have had a working relationship for five years now. They have a proven track record in pharmaceutical research, drug development, regulatory affairs, and clinical trial manufacturing. Through the years, we have grown to respect and trust them. We believe this is going to be an excellent partnering relationship and anticipate doing great things together to make SP-01A a viable affordable drug for suffering HIV patients.”

Michael J. Macken, CEO of Pharmaplaz Ltd., commented, “Ireland has a huge commitment to the global fight against HIV. Ireland is also a major supporter of former President Bill Clinton’s work to fight HIV. Our Taoiseach (Prime Minister) Bertie Ahern, while visiting our facility in Ireland, heard about our relationship with Samaritan and the development of SP-01A and commented, he hoped an Irish company would be part of finding a real and affordable cure for HIV/AIDS in sub-Saharan Africa. At Pharmaplaz, we believe this agreement lays the foundation for that.”

About SP-01A

SP-01A is a viral replication inhibitor that acts in a dose-dependent manner by reducing the levels of the rate-limiting enzyme HMG-CoA reductase mRNA, leading to decreased intracellular cholesterol and corticosteroid biosynthesis. In a Phase I/II Proof of Concept Study, SP01A was associated with reductions in HIV-1 viral load in patients with measurable HIV-1 in a dose dependent manner. In the high dose group, mean HIV-1 viral load reduction of 1.34 log10 copies/ml was observed; 100% of the patients achieved HIV-1 viral loads below the limit of detection and a greater than 1.0 log reduction was observed in 80% of the patients by Week 8. This level of reduction in viral load is clinically relevant, particularly since patients continued on background antiretroviral therapy throughout the clinical trial.

About Pharmaplaz

Pharmaplaz is a fully integrated pharmaceutical company located in Athlone, Ireland. Pharmaplaz develops patented pharmaceutical technologies and products for our partners, providing access to revenue streams that are exempt from taxation on a worldwide basis — a benefit enjoyed by all Irish-based high-technology companies. Our dynamic approach to customer requirements ensures success in all areas including initial research, process development, clinical trials, regulatory submissions and product manufacturing. Pharmaplaz Web site: www.pharmaplaz.com.

Samaritan Pharmaceuticals: “We LIV....to Save Lives.”
Samaritan is a small-cap BioPharma, driven to commercialize its innovative therapeutics’ for AIDS, Alzheimer’s, Cancer and Cardiovascular disease. In addition, Samaritan has acquired the marketing and sales rights to sell nine approved revenue generating products in niche overlooked territories.

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Disclaimer
The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K/A filed November 2, 2006. The company undertakes no duty to update forward-looking statements.

CONTACT:
Samaritan Pharmaceuticals, Inc.
Richard Brown
(702) 735-7001
rbrown@SamaritanPharma.com